UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January23, 2014

JTH HOLDING, INC.
(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	001-35588 (Commission File Number)	27-3561876 (I.R.S. Employer Identification Number)

1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454
(Address of Principal Executive Offices)  (Zip Code)

(757) 493-8855
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2014, JTH Holding, Inc. (the "Company") appointed Ms. Kathleen E. Donovan, age 53, as Vice President and Chief Financial Officer of the Company, effective February 1, 2014. Since 2008, Ms. Donovan has served as the Executive Vice President and Chief Financial Officer of Catapult Learning, LLC, a privately held company. She has previously served as Chief Financial Officer of two publicly traded technology and service companies, MedQuist, Inc. from 2005 through 2008, and Dendrite International from 2002 through 2005. There are no family relationships between Ms. Donovan and any director or executive officer of the Company and no related party transactions required to be reported under Item 404(a) of Regulation S-K.

As previously announced, Mark F. Baumgartner, the Company’s current Chief Financial Officer, will continue in his role as Chief Executive Officer of JTH Financial, LLC.

On January 23, 2014, the Company also entered into an Executive Employment Agreement (the "Agreement") with Ms. Donovan. The Agreement is effective as of February 1, 2014.

The initial term of the Agreement ends on January 31, 2016, and the term shall be automatically renewed for successive one year terms, unless written notice of non-renewal is provided by either party at least ninety (90) days prior to the expiration of the current term. Under the Agreement, Ms. Donovan is entitled to an annual base salary of $335,000. Ms. Donovan is also entitled to a bonus for the fiscal year ending April 30, 2014 of not less than $50,000 and an annual bonus with a target maximum of 50% of base salary in all fiscal years beginning on or after May 1, 2014. The Board of Directors of the Company has also authorized a grant to Ms. Donovan of stock options to acquire a total of 175,000 shares of the Company's Class A Common Stock with an exercise price that will be the closing price of the Company’s Class A Common Stock on January 31, 2014, the date prior to the February 1, 2014 date of grant. These awards will be subject to the terms and conditions set forth in the applicable plan and agreements.

Ms. Donovan is also entitled to employee benefits, executive benefits, perquisites, reimbursement of expenses and vacation consistent with the benefits provided to other executive officers and as otherwise set forth in the Agreement. The Company is also providing relocation benefits in connection with Ms. Donovan's relocation to the Virginia Beach, Virginia area.

If, during the employment term, Ms. Donovan terminates the Agreement for Good Reason (as defined in the Agreement), the Company terminates Ms. Donovan without Cause (as defined in the Agreement), or the Agreement is terminated as a result of Ms. Donovan’s Employment-Related Death or Disability (as defined in the Agreement), Ms. Donovan will be entitled to receive (i) her annual cash incentive compensation, pro-rated for the fiscal year of termination based on the actual achievement of performance goals; (ii) an amount equal to Ms. Donovan's annual base salary if the termination occurs on or prior to January 31, 2019, or an amount equal to one and one-half times Ms. Donovan's annual base salary if the termination occurs after January 31, 2019; (iii) accelerated vesting, non-forfeitability and exercisability, as of the termination date, of Ms. Donovan's outstanding equity awards, as described in the Agreement; and (iv) continuation of certain other benefits, including health care coverage for: (A) 12 months if termination occurs on or prior to January 21, 2019, or (B) 18 months if termination occurs after January 21, 2019. If Ms. Donovan’s employment terminates due to her death or disability (other than as a result of Employment-Related Death or Disability), she will receive the compensation that has accrued, but not yet been paid, and any pro-rated annual bonus for the fiscal year of termination based on the actual achievement of performance goals. If the Company terminates the Agreement for Cause or Ms. Donovan terminates the Agreement without Good Reason, Ms. Donovan will only receive the compensation that has accrued, but not yet been paid.

The Agreement also provides that Ms. Donovan may not disclose or use any confidential information of the Company during or after the term of the Agreement. During her employment with the Company and for a period of eighteen (18) months following her termination of employment for any reason, Ms. Donovan is also precluded from engaging or assisting in any business that is in competition with the Company and from soliciting any Company employee, consultant, vendor or supplier.

The foregoing description of the Agreement is a summary of the material terms of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01.                      Regulation FD Disclosure

On January 24, 2014, the Company announced the appointment of Ms. Kathleen Donovan as Vice President and Chief Financial Officer of the Company, effective as of February 1, 2014, through a press release, a copy of which is furnished herewith as Exhibit 99.1.

Item 9.01.                      Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
10.1	Employment Agreement dated January 23, 2014, by and among JTH Holding, Inc., JTH Tax, Inc. and Kathleen E. Donovan
99.1	Press Release dated January 24, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JTH HOLDING, INC.

Date: January 24, 2014	By:/s/ James J. Wheaton
James J. Wheaton
Vice President and General Counsel

EXHIBIT INDEX

10.1	Employment Agreement dated January 23, 2014, by and among JTH Holding, Inc., JTH Tax, Inc. and Kathleen E. Donovan
99.1	Press Release dated January 24, 2014